Exhibit 10.1

CONSULTING AGREEMENT

     This Consulting Agreement (the “Agreement”) is made and entered into as of March 22, 2005, by and between William E. Morgenstern and Rent-Way, Inc. (“Rent-Way”), a Pennsylvania corporation. For purposes of this Agreement, the “Rent-Way Parties” refers to Rent-Way, together with its past and present parents, subsidiaries, affiliates and divisions, and each of their respective past and present officers, directors, agents, employees, representatives, successors, and assigns, in both their individual and corporate capacities. For purposes of this Agreement, the “Rent-Way Companies” refers to Rent-Way, together with its past and present parents, subsidiaries, affiliates and divisions.

RECITALS

     WHEREAS, Morgenstern was one of the founders of Rent-Way and has served as its Chief Executive Officer and President and a member of its Board of Directors (the “Board”) since the formation of Rent-Way in 1981;

     WHEREAS, Morgenstern was elected Chairman of the Board of Rent-Way in October 1999 and is currently serving in such position;

     WHEREAS, Morgenstern has been serving as Chairman, President, and Chief Executive Officer of Rent-Way pursuant to an Employment Agreement dated as of November 20, 2001 (the “Employment Agreement”);

     WHEREAS, the Board and Morgenstern believe that a separation of the role of Chairman of the Board from the role of President and/or Chief Executive Officer should be implemented to enhance the effectiveness of the Board, among other reasons;

     WHEREAS, Morgenstern desires to resign as Rent-Way’s President and Chief Executive Officer and continue to serve as Chairman of the Board if selected;

     WHEREAS, Rent-Way desires to continue to employ Morgenstern as a consultant, and Morgenstern desires to provide such services; and

     WHEREAS, this Agreement is being executed simultaneously with the Noncompetition Agreement between Morgenstern and Rent-Way, dated as of March 22, 2005 (the “Noncompetition Agreement”);

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and set forth in the Noncompetition Agreement, and intending to be and being legally bound hereby, the parties agree as follows:

AGREEMENT

     1. Superceding of Employment Agreement. As of the Effective Date (defined below), the Employment Agreement and all existing employment agreements between Morgenstern and the Rent-Way Parties, whether oral or written, are hereby terminated, and neither Morgenstern nor Rent-Way shall have any further rights or obligations under any such agreements, except as otherwise expressly provided herein or in the Noncompetition Agreement. Except as otherwise expressly provided herein, the parties agree that this Agreement and the Noncompetition Agreement supersede the Employment Agreement (and any other existing employment agreements between the parties).

     2. Morgenstern’s Service as Chairman of the Board, Board Member, and Officer of Rent-Way.

          (a) Morgenstern resigns his positions as President and Chief Executive Officer of Rent-Way as of the Effective Date and agrees that he shall resign from any officer, director, or other positions he holds with respect to any subsidiary or affiliate of Rent-Way as, when, and to the extent requested by Rent-Way. Morgenstern agrees that he shall execute such documents and take such other action (if any) as may be requested by Rent-Way and necessary to give effect to this Section 2(a).

          (b) Morgenstern agrees that he shall, during the Term, serve or continue to serve as Chairman of the Board of Rent-Way and/or a member of Rent-Way’s Board as and to the extent requested by Rent-Way’s Board. The determination as to whether Morgenstern will remain Chairman of the Board of Rent-Way subsequent to the next meeting of the shareholders of Rent-Way and/or a member of Rent-Way’s Board following the expiration of his current term is solely within the Board’s sole discretion, and nothing herein shall be construed as an obligation of Rent-Way to continue Morgenstern in such capacities for any longer period or, if no longer serving in such capacities, to take steps to have him elected to a position as a member of the Board or as Chairman of the Board. Subject to the foregoing, if applicable, Morgenstern agrees that he shall execute such documents and take such other action (if any) as may be requested by Rent-Way and necessary to remove Morgenstern from all such positions with Rent-Way.

          (c) If requested by the Board, Morgenstern shall continue to perform the duties of President and Chief Executive Officer until September 30, 2005 or such earlier date as a new, acting, or interim Chief Executive Officer is appointed.

          (d) Morgenstern’s activities as Chairman of the Board of Rent-Way and/or a member of Rent-Way’s Board shall not be considered consulting services provided pursuant to this Agreement.

          (e) During any period that Morgenstern is Chairman of the Board of Rent-Way and/or a member of Rent-Way’s Board, he shall be eligible to receive such compensation and benefits as may generally be accorded non-employee directors of Rent-Way.

     3. Release of Claims. Except as necessary to enforce the terms of this Agreement and the Noncompetition Agreement, and in exchange for and in consideration of the promises, covenants and agreements set forth herein and the Noncompetition Agreement, Morgenstern hereby releases the Rent-Way Parties to the maximum extent permitted by law from any and all manner of claims, demands, causes of action, obligations, damages, or liabilities whatsoever of every kind and nature, at law or in equity, known or unknown, and whether or not discoverable, which Morgenstern has or may have for any period prior to his execution of this Agreement and which arise out of or are related to his employment by Rent-Way and the termination thereof, including, but not limited to, all claims arising out of or related to the Employment Agreement, claims for additional compensation, claims for severance pay, claims of defamation, wrongful discharge or breach of contract, claims for unpaid wages or commissions or bonuses, claims arising under any federal, state or local labor laws, claims of discrimination under the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, the Pennsylvania Human Relations Act, or any other federal, state or local laws, claims arising under the Employee Retirement Income Security Act of 1974, any claim under the common law, and any claim for attorneys’ fees or costs. Rent-Way represents that it is not currently aware of any claims, demands, causes of action, obligations, damages, or liabilities whatsoever of any kind or nature, at law or in equity, it may have against Morgenstern.

     4. Engagement; Term. Rent-Way hereby engages Morgenstern, and Morgenstern hereby accepts such engagement and agrees to serve as a consultant to Rent-Way, upon the terms and conditions hereinafter set forth, for a term commencing on May 1, 2005 (the “Effective Date”) and (unless sooner terminated as hereinafter provided) expiring on April 30, 2010 (such term being hereinafter referred to as the “Term”). Morgenstern shall report to the Board or any committee of the Board to which such responsibility may be assigned.

     5. Duties. During the Term, Morgenstern shall be available to render consulting services from time to time not to exceed 25% of his business time per month (based upon a standard forty-hour workweek), provided that any time spent by Morgenstern rendering services for Rent-Way in connection with his service as Chairman of the Board or as a member of the Board shall not be included in calculating the maximum amount of time Rent-Way may require consulting services from Morgenstern. Morgenstern’s consulting duties shall include (a) participating in Rent-Way’s budgeting, strategic planning, expansion, and financing activities, (b) communicating with Rent-Way’s shareholders and institutional investors, and (c) providing other services as may be reasonably assigned, consistent with an executive level position, to Morgenstern by the Board or such committee of the Board to which such responsibility may be assigned. Morgenstern agrees that he shall use his best efforts to perform such services faithfully and diligently, and to the best of his ability and in the best interests of Rent-Way. Such services will be performed at reasonably convenient and mutually acceptable times, with consideration for Morgenstern’s other business and personal obligations. Morgenstern shall be permitted to engage in other business activities (including employment), provided that such activities do not otherwise violate the terms of this Agreement or the Noncompetition Agreement or materially impair his ability to perform his duties hereunder. The parties expressly agree that Rent-Way shall not be obligated to provide Morgenstern with any staff, office space or office allowance.

     6. Compensation and Benefits. As full compensation and benefits for the consulting services to be provided by Morgenstern hereunder, Rent-Way shall provide the following to Morgenstern:

          (a) Consulting Fees. Rent-Way will pay Morgenstern and Morgenstern will accept consulting fees (“Consulting Fees”) during the Term at an annual rate of Two Hundred Thousand Dollars ($200,000). Such Consulting Fees will be paid in Rent-Way’s normal payroll cycle. The Consulting Fees to be provided herein shall not affect, limit or restrict any remuneration Morgenstern may be eligible for in connection with rendering services for Rent-Way as its Chairman of the Board or as a member of its Board.

          (b) 2005 Bonus. At the time Rent-Way pays bonuses to its executives in respect of its 2005 fiscal year, Rent-Way shall pay a bonus to Morgenstern for the 2005 fiscal year for work performed in his capacity as Chief Executive Officer and President in such amount as may be determined by the Compensation Committee of the Board, giving consideration to Morgenstern’s performance during the 2005 fiscal year as Chief Executive Officer and President (whether prior to or subsequent to the Effective Date of this Agreement) and the financial performance of Rent-Way.

          (c) Bonus. The Board, in its sole discretion, may award Morgenstern a bonus in respect of any fiscal year.

          (d) Benefits and Perquisites. During the Term, Morgenstern shall be entitled to participate in, to the extent Morgenstern is otherwise eligible under the terms thereof, the benefit plans and programs, and receive the benefits and perquisites, generally provided by Rent-Way to executive officers of Rent-Way. For purposes of such plans and programs, Morgenstern shall be considered to be employed by Rent-Way during his engagement hereunder. Nothing herein is intended to affect, limit or restrict any medical insurance coverage or other benefits Morgenstern may be eligible for by virtue of his service as a member of the Board.

          (e) Life Insurance. During the first two years of the Term, Rent-Way will pay on behalf of or reimburse Morgenstern for the premiums on that certain policy of life insurance (Policy No. ___) through First Colony Life Insurance Company insuring Morgenstern’s life in the amount of $7 million in an amount not to exceed $5,000 in any fiscal year.

          (f) Reimbursement of Expenses. Rent-Way will reimburse Morgenstern for all reasonable travel, business entertainment and other business expenses as may be incurred by him during the Term in the performance of the duties and responsibilities assigned to him under this Agreement in accordance with Rent-Way’s standard practices applicable to senior executives of Rent-Way. Such reimbursements shall be made by Rent-Way on a timely basis upon submission by Morgenstern of proper accounts therefor in accordance with Rent-Way’s standard procedures.

          (g) No Other Compensation or Benefits; Payment. Except as provided in the Noncompetition Agreement, the compensation and benefits specified in this Section 6 and in Sections 7 and 10 of this Agreement shall be in lieu of any and all other compensation and benefits. Payment of all compensation and benefits to Morgenstern specified in this Section 6 and in Sections 7 and 10 of this Agreement shall be subject to all legally required and customary withholdings applicable to payments to employees.

          (h) Cessation of Engagement. In the event Morgenstern’s engagement hereunder shall cease for any reason, then Morgenstern’s compensation and benefits shall cease on the date of such event, except as otherwise specifically provided herein or in any applicable employee benefit plan or program or as required by law.

     7. Treatment of Stock Options. All stock options previously granted to Morgenstern shall continue in accordance with the agreements and plans governing such grants. For purposes of such agreements and plans, Morgenstern shall be considered to be employed by Rent-Way during his engagement hereunder.

     8. Noncompetition Agreement. Simultaneously with the execution of this Agreement, the parties will execute the Noncompetition Agreement, which is attached as Exhibit A hereto. It is a material condition of this Agreement that Morgenstern comply with the obligations contained in the Noncompetition Agreement, the terms of which are incorporated by reference herein.

     9. Termination of Engagement. Morgenstern’s consulting engagement hereunder may be terminated prior to the end of the Term under the following circumstances.

          (a) Death. Morgenstern’s consulting engagement hereunder shall terminate upon his death.

          (b) Morgenstern Becoming Totally Disabled. Rent-Way may terminate Morgenstern’s consulting engagement hereunder at any time after Morgenstern becomes “Totally Disabled”. For purposes of this Agreement, Morgenstern shall be “Totally Disabled” in the event Morgenstern is unable to perform the duties and responsibilities contemplated under this Agreement for a period of six (6) consecutive months due to physical or mental incapacity or impairment. Any question as to the existence of a physical or mental condition which would cause Morgenstern to be considered Totally Disabled upon which Morgenstern and Rent-Way cannot agree will be determined by a qualified independent physician selected by Morgenstern and reasonably acceptable to Rent-Way (or, if Morgenstern is unable to make a selection, the selection of the physician will be made by any adult member of his immediate family). The physician’s written determination shall be delivered to Rent-Way and to Morgenstern and shall be final and conclusive for all purposes of this Agreement. During any period that Morgenstern fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (the “Disability Period”), Morgenstern shall continue to receive the compensation and benefits provided by Section 6 of this Agreement until Morgenstern’s engagement hereunder is terminated; provided, however, that the amount of base compensation and benefits received by Morgenstern during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Morgenstern under any disability benefit plan or program provided to Morgenstern by Rent-Way.

          (c) Termination by Rent-Way for Cause. Rent-Way may terminate Morgenstern’s consulting engagement hereunder for Cause at any time after providing written notice to Morgenstern. For purposes of this Agreement, the term “Cause” shall mean any of the following: (i) Morgenstern’s willful failure to perform his material duties under this Agreement (other than as a result of total or partial incapacity due to physical or mental illness) if such failure is not substantially cured within 15 days after written notice of such failure is provided to Morgenstern; (ii) Morgenstern’s willful breach of his fiduciary duty or duty of loyalty to Rent-Way which is injurious to the financial condition or business reputation of Rent-Way; (iii) Morgenstern’s conviction for a felony offense under the laws of the United States or any state thereof; (iv) the willful material breach by Morgenstern of this Agreement if such breach is not substantially cured within 15 days after written notice of such breach is provided to Morgenstern; (v) the willful material breach by Morgenstern of any covenant set forth in the Noncompetition Agreement if such breach is not substantially cured within 15 days after written notice of such breach is provided to Morgenstern; and (vi) a preliminary or final determination by any court of competent jurisdiction that any covenant in the Noncompetition Agreement is unenforceable or invalid in its entirety, provided that (A) Rent-Way cancels the Noncompetition Agreement as a result of such determination; (B) in the event the court does not strike the offending covenant in its entirety, but rather reduces the scope, duration and/or area of such provision (and substitutes provisions for any such invalid or unenforceable provisions) and/or deletes specific words and phrases in order to make such provision enforceable to the fullest extent permitted by law, such reformation by the court may still constitute Cause, at Rent-Way’s election, provided that Rent-Way cancels the Noncompetition Agreement as a result of such reformation; and (C) Morgenstern contended in the proceeding resulting in such determination that the Noncompetition Agreement was invalid or unenforceable in whole or in part. For purposes of this “Cause” definition, an act or failure to act will be not deemed “willful” if Morgenstern acted in good faith and with a reasonable belief that his action or failure to act was in Rent-Way’s best interests.

          (d) Termination by Rent-Way Without Cause. Rent-Way may terminate Morgenstern’s consulting engagement hereunder at any time for any reason or no reason.`

          (e) Termination by Morgenstern Without Good Reason. Morgenstern may terminate his consulting engagement hereunder without Good Reason (as defined in Section 5(f) below) upon ninety (90) days’ prior written notice to Rent-Way, provided that Rent-Way, in its sole discretion, may waive this notice requirement, in whole or in part, so long as it pays Morgenstern the Consulting Fees that Morgenstern would have otherwise been due over such 90-day period.

          (f) Termination by Morgenstern for Good Reason. Morgenstern may terminate his consulting engagement hereunder for Good Reason (as defined below) at any time after providing written notice to Rent-Way. For purposes of this Agreement, the term “Good Reason” shall mean, without Morgenstern’s prior written consent, (i) a material breach of this Agreement by Rent-Way if such breach is not substantially cured within 15 days after written notice of such breach is provided to Rent-Way by Morgenstern; (ii) the committee responsible for nominating candidates for election to the Board, or the Board itself if it exercises that function, fails to nominate Morgenstern for re-election as a director effective upon expiration of his current or any subsequent term, other than as a result of Morgenstern’s stated intent or desire not to serve or his prior removal from the Board pursuant to Section 4.05 of Rent-Way’s Bylaws; (iii) the Board has failed or fails to re-elect Morgenstern to serve as Chairman of the Board, other than as a result of Morgenstern’s stated intent or desire not to serve or his prior removal from the Board pursuant to Section 4.05 of Rent-Way’s Bylaws, provided that Morgenstern may not terminate his consulting engagement under this clause (iii) until after the expiration of his current term as a director; or (iv) a Change in Control has occurred within the preceding 180 days.

          For purposes of this Agreement, a Change in Control shall mean the occurrence of any of the following:

(A)	a change in control shall have occurred of a nature that would be required to be reported in Item 5.01 of Form 8-K, unless such change in control results in control by Morgenstern, any person with whom Morgenstern is or was acting in concert, or their respective designee(s) or affiliate(s) or any combination thereof;

(B)	any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than Morgenstern, any person with whom Morgenstern is or was acting in concert, or their respective designee(s) or affiliate(s) or any combination thereof, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Rent-Way representing fifty percent (50%) or more of the combined voting power of Rent-Way’s then outstanding securities;

(C)	the stockholders of Rent-Way approve a merger or consolidation of Rent-Way with any other corporation, other than (i) a merger or consolidation with any of its affiliates, (ii) a merger or consolidation which would result in the holders of voting securities of Rent-Way outstanding immediately prior thereto continuing to hold more than 50% of the combined voting power of the voting securities of Rent-Way or such surviving entity outstanding immediately after such merger or consolidation, (iii) a merger or consolidation of Rent-Way with any corporation 50% or more of the combined voting power of which is held by Morgenstern, any person with whom Morgenstern is or was acting in concert, or their respective designee(s) or affiliate(s) or any combination thereof, or (iv) a merger or consolidation effected to implement a recapitalization of Rent-Way (or similar transaction) in which no “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) acquires more than 50% of the combined voting power of Rent-Way’s then outstanding securities or a reverse takeover; or

(D)	the stockholders of Rent-Way approve a plan of complete liquidation of Rent-Way or an agreement for the sale or disposition by Rent-Way of, or Rent-Way sells or disposes of, all or substantially all of Rent-Way’s assets, provided that this provision shall not apply to a sale of Rent-Way’s assets to an affiliate of Rent-Way if such affiliate agrees to succeed to Rent-Way’s obligations under this Agreement.

     10. Compensation Following Termination Prior to the End of the Term. In the event that Morgenstern’s consulting engagement hereunder is terminated prior to the end of the Term, Morgenstern shall be entitled only to the following compensation and benefits upon such termination:

          (a) Termination by Reason of Morgenstern Becoming Totally Disabled; Termination by Rent-Way for Cause; Termination by Morgenstern Without Good Reason. In the event that Morgenstern’s consulting engagement hereunder is terminated prior to the expiration of the Term by reason of Morgenstern becoming Totally Disabled pursuant to Section 9(b), by Rent-Way for Cause pursuant to Section 9(c), or by Morgenstern Without Good Reason pursuant to Section 9(e), Rent-Way shall pay the following amounts to Morgenstern:

(i)	any accrued but unpaid Consulting Fees (as determined pursuant to Section 6(a)) for services rendered to the date of termination; provided, however, that in the event Morgenstern’s consulting engagement hereunder is terminated pursuant to Section 9(b), the amount of Consulting Fees received by Morgenstern during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Morgenstern under any disability benefit plan or program provided to Morgenstern by Rent-Way;

(ii)	any bonus that has been awarded by the Compensation Committee of the Board pursuant to Section 6(b) or by the Board pursuant to Section 6(c) but has not yet been paid; and

(iii)	any accrued but unpaid expenses required to be reimbursed pursuant to Section 6(d).

          (b) Termination by Rent-Way Without Cause; Termination by Morgenstern for Good Reason; Termination by Reason of Morgenstern’s Death. In the event that Morgenstern’s consulting engagement hereunder is terminated prior to the expiration of the Term by Rent-Way without Cause pursuant to Section 9(d) , by Morgenstern for Good Reason pursuant to Section 9(f), or by reason of Morgenstern’s death pursuant to Section 9(a), Rent-Way shall pay the following amounts and provide the following benefits to Morgenstern:

(i)	any accrued but unpaid Consulting Fees (as determined pursuant to Section 6(a)) for services rendered to the date of termination;

(ii)	any bonus that has been awarded by the Compensation Committee of the Board pursuant to Section 6(b) or by the Board pursuant to Section 6(c) but has not yet been paid;

(iii)	any accrued but unpaid expenses required to be reimbursed pursuant to Section 6(d);

(iv)	the continued payment of the Consulting Fees (as determined pursuant to Section 6(a)) for the remainder of the Term (such sums to be paid at the times and in the amounts such Consulting Fees would have been paid had Morgenstern’s consulting engagement not been terminated); and

(v)	to the extent permitted by law and the applicable plan documents and agreements, continued participation in the plans and programs referenced in Section 6(d) in which he participated just prior to such termination through the end of the Term, provided that if Morgenstern is not permitted to continue in Rent-Way’s medical and/or dental plans but elects continuation of such coverage in accordance with COBRA, Rent-Way shall pay the premiums for such coverage through the earlier of (A) the end of the Term and (B) the date that is eighteen months after such termination of his engagement hereunder;

          (c) Termination by the Company Without Cause or by Morgenstern for Good Reason Following a Change in Control. In lieu of the payments and benefits provided under Section 10(b) above, in the event that Morgenstern’s consulting engagement hereunder is terminated prior to the expiration of the Term by the Company without Cause or by Morgenstern for Good Reason following a Change in Control pursuant to Section 9(f)(iv), Morgenstern shall be entitled to a lump sum payment, payable within thirty (30) days after such termination, equal to the sum of:

(i)	any accrued but unpaid Consulting Fees (as determined pursuant to Section 6(a)) for services rendered to the date of termination;

(ii)	any bonus that has been awarded by the Compensation Committee of the Board pursuant to Section 6(b) or by the Board pursuant to Section 6(c) but has not yet been paid;

(iii)	any accrued but unpaid expenses required to be reimbursed pursuant to Section 6(d); and

(iv)	the Consulting Fees (as determined pursuant to Section 6(a)) that would have been payable through the remainder of the Term had Morgenstern’s consulting engagement not been terminated.

If it shall be determined that any payment made or benefit provided to Morgenstern in connection with a Change in Control (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor thereto) is subject to the excise tax imposed by Section 4999 of the Code, Rent-Way shall pay Morgenstern an amount of cash (the “Additional Amount”) such that the net amount received by Morgenstern after paying all applicable taxes on such Additional Amount and any penalties, interest and other reasonable costs incurred as a result of such excise tax or additional payment, shall be equal to the amount that Morgenstern would have received if Section 4999 were not applicable. All determinations concerning the application of the foregoing shall be made by a nationally recognized firm of independent accountants (together with legal counsel of its choosing), selected by Rent-Way after consultation with Morgenstern (which may be Rent-Way’s independent auditors), whose determination shall be conclusive and binding on all parties. The fees and expenses of such accountants and counsel shall be borne by Rent-Way. If the accounting firm determines that no Excise Tax is payable by Morgenstern, it shall furnish Morgenstern with an opinion that Morgenstern has substantial authority not to report any Excise Tax on his Federal income tax return. In the event the Internal Revenue Service assesses Morgenstern an amount of excise tax pursuant to Section 4999 of the Code in excess of that determined in accordance with the foregoing, Rent-Way shall pay to Morgenstern an additional Gross-Up Payment, calculated as described above in respect of such excess excise tax, including a Gross-Up Payment in respect of any interest or penalties imposed by the Internal Revenue Service with respect to such excess excise tax.

          (d) Effect on Payments and Benefits Under Section 10(b)(iv) and (v) of Willful Material Breach of This Agreement or Any Covenant in Noncompetition Agreement or of Finding By Court of Competent Jurisdiction Of Unenforceability or Invalidity of Any Covenant in Noncompetition Agreement.

(i)	Morgenstern shall not be entitled to any payment or continued payment or benefits under clauses (iv) and (v) of Section 10(b) of this Agreement if, at the time of such termination or any time thereafter, Morgenstern is in willful material breach of Section 11 of this Agreement, or Morgenstern is in willful material breach of any covenant contained in the Noncompetition Agreement, and such breach, if susceptible of cure, is not substantially cured within 15 days after written notice of such breach is provided to Morgenstern.

(ii)	Morgenstern shall not be entitled to any payment or continued payment or benefits under clauses (iv) and (v) of Section 10(b) of this Agreement in the event a court of competent jurisdiction renders a preliminary or final determination that any covenant in the Noncompetition Agreement is unenforceable or invalid in its entirety, provided that (A) Rent-Way cancels the Noncompetition Agreement as a result of such determination; (B) in the event the court does not strike the offending covenant in its entirety, but rather reduces the scope, duration and/or area of such provision (and substitutes provisions for any such invalid or unenforceable provisions) and/or deletes specific words and phrases in order to make such provision enforceable to the fullest extent permitted by law, such reformation by the court may still constitute Cause, at Rent-Way’s election, provided that Rent-Way cancels the Noncompetition Agreement as a result of such reformation; and (C) Morgenstern contended in the proceeding resulting in such determination that the Noncompetition Agreement was invalid or unenforceable in whole or in part.

          (e) Effect of Termination on Stock Options. Notwithstanding any contrary provisions contained in any stock option agreement evidencing stock options granted to Morgenstern, as of the effective date of any termination pursuant to Section 9(a), (b), (d), or (f), (i) Rent-Way will vest Morgenstern in any outstanding unvested stock options of Rent-Way granted to Morgenstern prior to such termination and (ii) the period during which Morgenstern shall have the right to exercise such vested options shall be extended by Rent-Way to the expiration of the term of such options assuming no such termination had occurred.

          (f) Benefits Following Termination. Except as otherwise provided in this Section 10, the benefits to which Morgenstern (or, as applicable, his spouse or estate) may be entitled pursuant to the plans and programs referred to in Section 6(c) hereof upon termination of Morgenstern’s consulting engagement hereunder shall be determined and paid in accordance with the terms of such plans and programs or as may otherwise be required by applicable law.

          (g) No Further Liability; Release. Payment made and performance by Rent-Way in accordance with this Section 10 shall operate to fully discharge and release the Rent-Way Parties from any further obligation or liability with respect to Morgenstern’s consulting engagement and termination of such consulting engagement. Other than providing the compensation and benefits provided for in accordance with this Section 10 and any payments due under the Noncompetition Agreement, the Rent-Way Parties shall have no further obligation or liability to Morgenstern or any other person under this Agreement or the Noncompetition Agreement. The payments and benefits to be provided pursuant to Section 10(b)(iv) and (v) are expressly conditioned upon the delivery by Morgenstern to Rent-Way of a release in form and substance satisfactory to Rent-Way of any and all claims Morgenstern may have against the Rent-Way Parties arising out of his employment and consulting relationships with Rent-Way and the termination thereof.

     11. Proprietary Information; Confidentiality; Inventions.

          (a) Proprietary Information. Morgenstern acknowledges that during the course of his past employment with Rent-Way and his engagement hereunder, he has had, and will necessarily continue to have, access to proprietary information (as defined below) and confidential records (as defined in Section 11(b)) of the Rent-Way Companies, and has made, and will continue to make, use of proprietary information and confidential records of the Rent-Way Companies. Morgenstern agrees that he shall not during his consulting engagement with Rent-Way or at any time thereafter, directly or indirectly, use for his own purpose or for the benefit of any person or entity other than Rent-Way, nor otherwise disclose, any proprietary information to any individual or entity, unless such disclosure has been authorized in writing by Rent-Way or is otherwise required by law. Morgenstern acknowledges and understands that the term “proprietary information” includes, but is not limited to: (a) the software products, programs, applications, and processes utilized by the Rent-Way Companies; (b) the name and/or address of any customer, vendor or distributor of the Rent-Way Companies or any information concerning the transactions or relations of any customer, vendor or distributor of the Rent-Way Companies or any of its or their partners, principals, directors, officers or agents; (c) any information concerning any product, technology, or procedure employed by the Rent-Way Companies but not generally known to its or their customers, vendors or competitors, or under development by or being tested by the Rent-Way Companies but not at the time offered generally to customers, vendors or distributors; (d) any information concerning the structure or content of the proprietary databases of any of the Rent-Way Companies; (e) any information relating to the computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans of any of the Rent-Way Companies; (f) customer lists and contact information; (g) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Rent-Way Companies; (h) product information and future development plans; (i) any business plans, budgets, advertising or marketing plans; (j) any information contained in any of the written or oral policies and procedures or manuals of the Rent-Way Companies; (k) any information belonging to customers, vendors or distributors of the Rent-Way Companies or any other person or entity which the Rent-Way Companies has agreed to hold in confidence; (l) any inventions, innovations or improvements covered by this Agreement; and (m) all written, graphic and other material relating to any of the foregoing. Morgenstern acknowledges and understands that information that is not novel or copyrighted or patented may nonetheless be proprietary information. The term “proprietary information” shall not include information (i) generally available to and known by the public or information that is or becomes available to Morgenstern on a non-confidential basis from a source other than Rent-Way, the other Rent-Way Companies, or the directors, officers, employees, partners, principals or agents of any of the Rent-Way Companies (other than as a result of a breach of any obligation of confidentiality) or (ii) that is within Morgenstern’s general business or industry knowledge, know-how or expertise (collectively, “know-how”), provided such kno w-how is of a generic nature not specifically pertaining to Rent-Way.

          (b) Confidentiality and Surrender of Records. Morgenstern shall not during his consulting engagement or at any time thereafter, except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual’s or entity’s employment or retention by Rent-Way. Upon termination of his engagement hereunder for any reason or at any earlier time upon request by Rent-Way, Morgenstern shall deliver promptly to Rent-Way all property and records of the Rent-Way Companies, including, without limitation, all confidential records. For purposes hereof, “confidential records” means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic, optical, or electronic or other media or equipment of any kind which may be in Morgenstern’s possession or under his control or accessible to him which contain any proprietary information. Morgenstern agrees that all property and records of the Rent-Way Companies (including, without limitation, all confidential records) shall be and remain the sole property of the Rent-Way Companies during Morgenstern’s consulting engagement with Rent-Way and thereafter.

          (c) Inventions and Patents. All inventions, innovations or improvements (including policies, procedures, products, improvements, software, ideas and discoveries, whether patent, copyright, trademark, service mark, or otherwise) conceived or made by Morgenstern, either alone or jointly with others, in the course of his employment by Rent-Way or his engagement hereunder, belong to Rent-Way. Morgenstern will promptly disclose in writing such inventions, innovations or improvements to Rent-Way and perform all actions reasonably requested by Rent-Way to establish and confirm such ownership by Rent-Way, including, but not limited to, cooperating with and assisting Rent-Way in obtaining patents, copyrights, trademarks, or service marks for Rent-Way in the United States and in foreign countries.

          (d) Enforcement. Morgenstern acknowledges and agrees that, by virtue of his position, his services, and access to and use of confidential records and proprietary information, any violation by him of any of the undertakings contained in this Section 11 would cause the Rent-Way Companies immediate, substantial and irreparable injury for which they have no adequate remedy at law. Accordingly, Morgenstern agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 11. Morgenstern waives posting by the Rent-Way Companies of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Agreement are cumulative and shall be in addition to rights and remedies otherwise available to the Rent-Way Companies under any other agreement or applicable law.

     12. Non-Disparagement. The parties agree that it is a material condition of this Agreement that Morgenstern shall not willfully make, publish (orally, electronically, or in writing), instigate, assist or participate in the making or publication of any public statement or any statement to the press or to any individual or entity with whom Rent-Way has or desires a business relationship, which would or could adversely affect, libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) or expose to hatred, contempt or ridicule (a) Rent-Way or any of its current or former officers or directors; or (b) any of the products, services, affairs or operations of Rent-Way or any of its affiliates. Rent-Way agrees that it will not make any official or internal announcements or issue any press releases which contain any negative or derogatory statements about Morgenstern and will direct its officers and directors not to make any negative or derogatory statements about Morgenstern. This provision does not prohibit Morgenstern, Rent-Way, or any person from cooperating with appropriate regulatory authorities or making statements required by such person’s fiduciary duties to Rent-Way or its shareholders.

     13. Cooperation.

          (a) Morgenstern shall reasonably cooperate with Rent-Way in connection with any and all actions, governmental inquiries or other legal proceedings in which Morgenstern’s assistance may be requested by Rent-Way. Such cooperation shall include, among other things, making documents relating to Rent-Way in Morgenstern’s custody or control available to Rent-Way or its counsel, making Morgenstern reasonably available for interviews by Rent-Way or its counsel, and being reasonably available to appear as a witness at deposition, trial or otherwise. In addition, following termination of his engagement hereunder for any reason, Morgenstern shall reasonably cooperate with Rent-Way, as requested by Rent-Way, to effect a transition of his responsibilities and to ensure that Rent-Way is aware of all matters being handled by him. During the Term, any cooperation rendered pursuant to this Section 13 shall be included in calculating the amount of consulting time Morgenstern is to provide pursuant to Section 5. Any reasonable vouchered out-of-pocket expenses incurred by

Morgenstern in fulfilling his obligations under this Section 13 shall be promptly reimbursed by Rent-Way.

          (b) In the event any payments made or to be made pursuant to this Agreement shall be deemed to be subject to an excise tax imposed pursuant to Section 409A of the Internal Revenue Code, Rent-Way agrees to negotiate in good faith with Morgenstern to seek to avoid the imposition of, or reduce the amount of, such excise tax.

     14. Indemnification. During the Term and thereafter, Rent-Way shall indemnify Morgenstern to the full extent permitted under its Certificate of Incorporation or Bylaws and pursuant to any other agreements or policies in effect from time to time in connection with any claim or proceeding arising out of his employment by Rent-Way or engagement hereunder.

     15. Key Man Insurance. Morgenstern agrees that Rent-Way may seek and purchase one or more policies providing key man life insurance with respect to Morgenstern, the proceeds of which would be payable to Rent-Way or one of its affiliates. Morgenstern hereby consents to Rent-Way seeking and purchasing such insurance and agrees that he will (at Rent-Way’s sole expense) provide such information, undergo such medical examinations, execute such documents, and otherwise take any and all actions reasonably necessary or desirable in order for Rent-Way to seek, purchase, and maintain in full force and effect such policy or policies.

     16. Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, with return receipt requested, addressed: (a) in the case of Rent-Way, to Rent-Way, Inc., One RentWay Place, Erie, Pennsylvania 16505, attn.: Chairman, Compensation Committee, with a copy to Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, New York 10022, attn.: Robert N. Holtzman, Esq. if prior to April 10, 2005 and to Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, attn.: Robert N. Holtzman, Esq. if on or after April 10, 2005; and (b) in the case of Morgenstern, to William E. Morgenstern, 4011 Westbury Ridge Drive, Erie, Pennsylvania 16506, or to such other address as Morgenstern shall designate by written notice to Rent-Way, with a copy to Kronish Lieb Weiner & Hellman LLP, 1114 Avenue of the Americas, New York, New York 10036, attn: Paul M. Ritter, Esq. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given if personally delivered or at the time of mailing if sent by registered or certified mail.

     17. Assignment and Transfer.

          (a) Rent-Way. This Agreement shall inure to the benefit of and be enforceable by, and shall be assignable by Rent-Way to, any purchaser of all or substantially all of Rent-Way’s business or assets, any successor to Rent-Way or any assignee thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise).

          (b) Morgenstern. The parties hereto agree that Morgenstern is obligated under this Agreement to render personal services during the Term of a special, unique,

unusual, extraordinary and intellectual character, thereby giving this Agreement special value. Morgenstern’s rights and obligations under this Agreement shall not be transferable by Morgenstern by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void; provided, however, that if Morgenstern shall die, all amounts then payable to Morgenstern hereunder shall be paid in accordance with the terms of this Agreement to Morgenstern’s estate.

     18. Miscellaneous.

          (a) In executing this Agreement, neither Rent-Way nor Morgenstern admits any liability or wrongdoing, and the considerations exchanged herein do not constitute an admission of any liability, error, contract violation, or violation of any federal, state, or local law or regulation.

          (b) Any waiver of any term or provision hereof, or of the application of any such term or provision to any circumstances, shall be in writing signed by the party charged with giving such waiver. Waiver by any of the parties hereto of any breach hereunder by any other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived. No delay on the part of any of the parties in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by any of the parties of any such right or remedy shall preclude other or further exercise thereof.

          (c) The unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions hereof unenforceable or invalid.

          (d) This Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania applicable to agreements made and to be wholly performed within such jurisdiction, without regard to the principles of conflicts of law or where the parties are located at the time a dispute arises. The parties consent and submit themselves to the non-exclusive jurisdiction of the state and federal courts sitting in Erie County, Pennsylvania over any dispute arising out of or related to this Agreement.

          (e) This Agreement, together with the Noncompetition Agreement and the plans and agreements or grants governing stock options granted to Morgentstern, constitutes the entire agreement between Morgenstern and Rent-Way and cannot be modified or altered except in a writing signed by both Morgenstern and Rent-Way. The parties acknowledge that they entered into this Agreement voluntarily, that they fully understand all of its provisions, and that no representations were made to induce execution of this Agreement, which are not expressly contained herein or in the Noncompetition Agreement.

          (f) The Section headings herein are for convenience of reference only and shall not affect the meaning of any provision of this Agreement

          (g) Cessation or termination of Morgenstern’s consulting engagement hereunder with Rent-Way shall not result in termination of this Agreement. The respective obligations of Morgenstern and rights and benefits afforded to Rent-Way as provided in this Agreement shall survive cessation or termination of Morgenstern’s consulting engagement hereunder.

     19. Consultation with Attorney; Time Period for Consideration; Revocation. Morgenstern is hereby advised to consult with an attorney prior to executing this Agreement. Morgenstern acknowledges that he has been afforded an opportunity to take at least twenty-one (21) days to consider this Agreement. Morgenstern further acknowledges that he has consulted with Paul M. Ritter, Esq. of Kronish Lieb Weiner & Hellman LLP prior to executing this Agreement, and that he and Mr. Ritter have had an adequate opportunity to review this Agreement before its execution. The parties understand and acknowledge that Morgenstern will have a period of seven (7) calendar days following his execution of this Agreement in which to revoke his consent. Such revocation must be in writing and shall be transmitted to:

Robert N. Holtzman, Esq.
Kramer Levin Naftalis & Frankel LLP
919 Third Avenue
New York, New York 10022
Fax: 212-715-8035

such that it is actually received prior to the expiration of the seven-day revocation period. This Agreement will not become effective or enforceable until the revocation period has expired. A timely revocation of this Agreement under this Section shall also serve to revoke the Noncompetition Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement.

RENT-WAY, INC.

By:

William E. Morgenstern		Robert Fagenson
Chairman, Compensation Committee of the Board of Directors